Exhibit 21

SUBSIDIARIES

The subsidiaries of the Company as of October 27, 2006 are as follows:

Name of Subsidiary	Jurisdiction of Incorporation

Advanced Input Devices, Inc.	Delaware
Memtron Technologies Co.	Delaware
Advanced Input Devices (UK) Ltd.	England
LRE Medical GmbH	Germany
Esterline Input Devices (Shanghai) Ltd.	China

Armtec Defense Products Co.	Delaware
Armtec Countermeasures Co.	Delaware
Armtec Countermeasures TNO Co.	Delaware
Wallop Defence Systems	England

Auxitrol Technologies S.A.	France
Auxitrol S.A.	France
Esterline Sensors Services Americas, Inc.	Delaware

BVR Technologies Co.	Delaware

Darchem Engineering Ltd.	Scotland

Hytek Finishes Co.	Delaware

Kirkhill – TA Co.	California

Korry Electronics Co.	Delaware
AVISTA Incorporated	Wisconsin
Palomar Products, Inc.	Delaware

Leach International Corporation	Delaware

Leach International Europe S.A.	France

Mason Electric Co.	Delaware

Muirhead Aerospace Limited	England

Weston Aerospace Ltd.	England
Norwich Aero Products Ltd.	New York
Pressure Systems, Inc.	Virginia

The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 27, 2006.